EXHIBIT 11
                VANGUARD CELLULAR SYSTEMS, INC. AND SUBSIDIARIES
                   CALCULATION OF DILUTED EARNINGS PER SHARE


               FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, 1996

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                 1998          1997         1996
                                                             ------------ ------------- -----------
Net income (loss) ..........................................   $ 74,247     $ (10,027)   $  6,449
                                                               --------     ---------    --------
  Weighted average number of common shares outstanding .....     37,156        40,224      41,320
  Adjustments necessary to reflect weighted average number
   of common shares outstanding on a diluted basis .........      1,635           802         518
                                                               --------     ---------    --------
                                                                 38,791        41,026      41,838
                                                               --------     ---------    --------
Diluted net income (loss) per common share .................   $   1.91     $   (0.24)   $   0.15
                                                               --------     ---------    --------